 EX‑35.4
(logo) WELLS FARGO	CMBS Department MAC N9401-011 1055 10th Avenue SE Minneapolis, MN 55414

Citibank, National Association

388 Greenwich Street

14th Floor

New York, New York 10013

RE: Annual Statement of Compliance for Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2016-GC36

Per the Pooling and Servicing Agreement dated as of February 1, 2016 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Custodian ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2016 (the "Reporting Period"):

(a)          A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b)          To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

March 1, 2017

/s/ Gail Vannest

GAIL VANNEST

Vice President

Wells Fargo Bank, N.A.